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                                                                    EXHIBIT 99.1





                      SUNOCO LOGISTICS PARTNERS TO ACQUIRE
                       43.8 PERCENT OWNERSHIP INTEREST IN
                        WEST TEXAS GULF PIPE LINE COMPANY

     PHILADELPHIA, November 12, 2002 -- Sunoco Logistics Partners L.P. (NYSE:
SXL) announced today that it has agreed to purchase a 43.8 percent interest in the West Texas Gulf Pipe Line Company for $10.6 million. The interest being acquired consists of a 17.3 percent interest previously held by an affiliate of Sunoco, Inc. ("Sunoco") plus a 26.5 percent interest to be acquired by Sunoco from an affiliate of Union Oil Company of California, in a separate transaction. Closing is expected before year-end, subject to customary closing conditions.

     "We are pleased to announce this latest acquisition, given our current operations in Texas," said Deborah M. Fretz, President and Chief Executive Officer. "This investment is expected to add $1.3 million of annual incremental cash flow before financing costs, consisting of our share of the dividends, and should be immediately cash flow accretive. We intend to initially fund this acquisition using our revolving credit facility, and expect to keep our investment grade debt rating by maintaining a conservative capital structure over the medium and long term."

     West Texas Gulf consists of approximately 580 miles of 26 and 20-inch crude oil pipeline and related facilities, running from Colorado City and Nederland, Texas to Longview, Texas. West Texas Gulf shipped approximately 171 thousand bpd in the first nine months of 2002 and is operated by ChevronTexaco Pipeline Company.

     Sunoco Logistics Partners L.P., headquartered in Philadelphia was formed to acquire, own and operate Sunoco Inc.'s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline system consists of approximately 2,000 miles of primarily refined product pipelines. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 14.2 million barrels of crude oil terminal capacity (including 11.2 million at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,750 miles of crude oil pipelines, located principally in Oklahoma and Texas. For additional information visit Sunoco Logistics' web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco Logistics Partners L.P. (the "Partnership") believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership's business prospects and performance

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causing actual results to differ from those discussed in the foregoing release.
Such risks and uncertainties include, by way of example and not of limitation: whether or not the transaction described in the foregoing news release will be consummated; whether or not such transaction will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; and plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's third Quarter 2002 Form 10-Q filed with the Securities and Exchange Commission on November 8, 2002. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.